Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PERIMETER SOLUTIONS, INC.

ARTICLE I

The name of the corporation is Perimeter Solutions, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented. The Corporation is being incorporated in connection with the domestication of Perimeter Solutions, SA, a société à responsabilité limitée (limited liability company) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg (“LuxCo”), to a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of LuxCo (the “Certificate of Domestication”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock (“Shares”) that the Corporation shall have authority to issue is 4,020,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 4,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 20,000,000, having a par value of $0.0001 per share.

Upon the effectiveness of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), each Ordinary Share of LuxCo issued and outstanding immediately prior to the Effective Time shall automatically become for all purposes one issued and outstanding, fully paid, and non-assessable share of Common Stock, and each Preferred Share of LuxCo issued and outstanding immediately prior to the Effective Time shall automatically become for all purposes one issued and outstanding, fully paid, and non-assessable share of Series A Preferred Stock (as defined below), in each case, without any action required on the part of the Corporation, the holders thereof, or any other person. Any stock certificate that, immediately prior to the Effective Time, represented Ordinary Shares or Preferred Shares of LuxCo will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock or Series A Preferred Stock, as applicable.

ARTICLE V

The designations and the powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. Except as otherwise provided herein or expressly required by law, the voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations, or restrictions thereof), or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of the holders of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK.

1. General. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of the holders of the outstanding shares of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2. Series A Preferred Stock. The Corporation has established a series of Preferred Stock designated as the Series A Preferred Stock (the “Series A Preferred Stock”), and the number shares designated as Series A Preferred Stock is 10,000,000. The Series A Preferred Stock have the rights set forth herein.

(a) The Series A Preferred Stock are redeemable in accordance with the terms and conditions set forth below.

(1) Notices to Series A Holders. If the Corporation is required to redeem the Series A Preferred Stock pursuant to Article V(B)(2)(a)(6) hereof or elects to redeem the Series A Preferred Stock pursuant to Article V(B)(2)(a)(7) hereof, it shall deliver electronically, mail, or cause to be mailed by first-class mail, postage prepaid, a notice of redemption not less than 10 days and not more than 60 days before the Redemption Date to each Series A Holder of shares of Series A Preferred Stock to be redeemed (except in connection with a redemption that is subject to one or more conditions precedent in accordance with this Article V(B)(2)(a)(1), in which case, such Redemption Date may extend until all such conditions are satisfied or waived by the Corporation). The notice shall identify the Series A Preferred Stock to be redeemed and shall state:

(i) the section of this Certificate pursuant to which the redemption shall occur;

(ii) the Stated Value of the Series A Preferred Stock to be redeemed;

(iii) the Redemption Date;

(iv) the Redemption Price;

(v) if the Corporation is not permitted by applicable law to redeem all of the Series A Preferred Stock required to be redeemed or if the Series A Preferred Stock is to be redeemed in part only (subject to Article V(B)(2)(a)(2)), the portion of the Stated Value of the Series A Preferred Stock to be redeemed and that, after the Redemption Date, upon surrender of such Series A Preferred Stock, a new certificate, if applicable, for such Series A Preferred Stock in a Stated Value equal to the unredeemed portion of the original Series A Preferred Stock will be issued in the name of the Series A Holder upon cancellation of the original certificate, if any, representing such Series A Preferred Stock;

(vi) that the certificate, if any, representing the Series A Preferred Stock (or an affidavit of loss in lieu thereof) called for redemption must be surrendered to the Corporation to collect the Redemption Price;

(vii) that, unless the Corporation defaults in making such redemption payment, the Series A Preferred Stock called for redemption shall cease to accrue the Preferential Dividends on and after the Redemption Date; and

(viii) any condition to such redemption (which may be waived by the Corporation in its sole discretion).

Solely in the case of optional redemption in accordance with Article V(B)(2)(a)(7), such notice of redemption, and the related redemption, may, at the Corporation’s discretion, be subject to one or more conditions precedent and the surrender of any certificate(s) representing the Series A Preferred Stock (or an affidavit of loss in lieu thereof) called for redemption (which may be waived by the Corporation in its sole discretion). In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and, if applicable, shall state that, in the Corporation’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed. The Corporation may provide in such notice that payment of the Redemption Price and performance of the Corporation’s obligations with respect to such redemption may be performed by another Person; provided that the Corporation shall remain liable for any failure by such Person to pay such Redemption Price or perform such obligations.

(2) Selection of Series A Preferred Stock to be Redeemed. If less than all of the Series A Preferred Stock are to be redeemed at any time, the Series A Preferred Stock of all Series A Holders shall be redeemed on a pro rata basis in proportion to the aggregate Stated Value of all Series A Preferred Stock held by each Series A Holder. Provisions herein that apply to shares of Series A Preferred Stock called for redemption also apply to portions of Series A Preferred Stock called for redemption.

(3) Effect of Notice of Redemption. Once notice of redemption is delivered to the Series A Holders in accordance with Article V(B)(2)(a)(1) hereof, subject to satisfaction, or waiver by the Corporation, of any conditions precedent relating thereto specified in the applicable notice of redemption, the Redemption Price of the Series A Preferred Stock called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered, mailed, or caused to be mailed in a manner specified in Article V(B)(2)(a)(1) hereof, shall be conclusively presumed to have been given, whether or not the Series A Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Series A Holder of any share of Series A Preferred Stock designated for redemption, in whole or in part, shall not affect the validity of the proceedings for the redemption of any other share of Series A Preferred Stock.

(4) Deposit of Redemption Price.

(i) The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective Series A Holders of the Series A Preferred Stock on the applicable Redemption Date, subject to satisfaction, or waiver by the Corporation, of any conditions precedent relating thereto specified in the applicable notice of redemption. Prior to 2:00 p.m., New York City time, on the Redemption Date, the Corporation shall deposit with each Series A Holder money sufficient to pay the Redemption Price of all Series A Preferred Stock of such Series A Holder to be redeemed on that Redemption Date, subject to satisfaction, or waiver by the Corporation, of any conditions precedent relating thereto specified in the applicable notice of redemption. Each such Series A Holder shall promptly return to the Corporation any money deposited with the Series A Holders by the Corporation in excess of the amounts necessary to pay the Redemption Price, of, and accumulated and unpaid Preferential Dividends on, all Series A Preferred Stock of such Series A Holder to be redeemed.

(ii) If the Corporation complies with the provisions of Article V(B)(2)(a)(4)(i), on and after the Redemption Date, Preferential Dividends shall cease to accrue on the Series A Preferred Stock or the portions of Series A Preferred Stock called for redemption. If the amounts required to be paid in respect of any share of Series A Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Corporation to comply with Article V(B)(2)(a)(4)(i), without prejudice to any other rights that a Series A Holder may have at law or in equity, the Corporation shall pay on the date on which such amounts are actually paid, an additional amount equal to the amount of Preferential Dividends that would have accrued on (x) the unpaid Stated Value of such share of Series A Preferred Stock, from the Redemption Date until such Stated Value is paid, and (y) to the extent lawful on any Preferential Dividends accumulated to the Redemption Date not paid on such unpaid Stated Value, in each case, at the Regular Dividend Rate.

(5) Series A Preferred Stock Redeemed in Part. Upon surrender of any Series A Preferred Stock certificate that is redeemed in part, the Corporation shall issue a new Series A Preferred Stock certificate equal in Stated Value to the unredeemed portion of the Series A Preferred Stock surrendered.

(6) Maturity Date. Immediately upon the occurrence of the earliest of:

(i) six months after October 30, 2029 (i.e., April 30, 2030);

(ii) nine years after the date of original issuance of the Preferred Shares by LuxCo that became the Series A Preferred Shares at the Effective Time; or

(iii) a Change of Control (as defined below), any liquidation, dissolution, or winding up of the Corporation (whether voluntary or involuntary) or the voluntary or involuntary bankruptcy of the Corporation (the term “Change of Control” means (x) the sale of all or substantially all the assets of the Corporation and its subsidiaries (taken as a whole); or (y) any merger, consolidation, recapitalization, or reorganization of the Corporation, unless, following such merger, consolidation, recapitalization, or reorganization, the holders of the Corporation’s securities prior to such merger, consolidation, recapitalization, or reorganization continue to hold (directly or indirectly) at least 50% of the voting rights in the surviving entity (or the parent company of the surviving entity)) (the earliest of clauses (i) through (iii) above, the “Maturity Date”), to the fullest extent permitted by law, the Corporation shall redeem for cash all of the then-outstanding shares of Series A Preferred Stock at (and each share of Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to the Corporation’s stockholders, before any distribution or payment may be made to a holder of any other Shares by reason of their ownership thereof) a price per share equal to the Redemption Price as of the Redemption Date. If a redemption pursuant to this Article V(B)(2)(a)(6) is triggered and the Corporation does not have funds legally available for the redemption of all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each Series A Holder’s shares of Series A Preferred Stock to the fullest extent of such funds legally available, based on the respective amounts that would otherwise be payable in respect of the Series A Preferred Stock to be redeemed if the Corporation’s legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Corporation has funds legally available therefor. If the Corporation fails to redeem any Series A Preferred Stock at the Maturity Date, the Preferential Dividend rate will permanently increase to the interest rate currently being paid (whether default or not) under the Senior Credit Agreement, plus 10%. The Corporation shall use reasonable best efforts to generate sufficient funds legally available to redeem all outstanding shares of Series A Preferred Stock, including by way of incurrence of indebtedness, issuance of equity, sale of assets, effecting a merger or similar transaction, or otherwise. At any time thereafter when additional funds are legally available for the redemption of the Series A Preferred Stock, such funds will immediately be used to redeem the balance of the Series A Preferred Stock. Notwithstanding the foregoing, a redemption otherwise required by this Article V(B)(2)(a)(6) shall not be required in connection with any Change of Control whereby the Series A Preferred Stock is purchased (at the then-applicable Redemption Price) in connection with such Change of Control. No holder of Shares that rank junior to the Series A Preferred Stock in respect of payment of dividends or upon liquidation, dissolution, or winding up shall receive any cash or other consideration upon a redemption pursuant to this Article V(B)(2)(a)(6) by reason of their ownership thereof unless the full amount of the Redemption Price to which Series A Holders are entitled in respect of all outstanding Series A Preferred Stock upon such redemption pursuant to this Article V(B)(2)(a)(6) have been paid in full in cash in immediately available funds.

(7) Optional Redemption. At any time prior to the Maturity Date, the Corporation may, on one or more occasions, redeem all (or a part, in accordance with Article V(B)(2)(a)(2) and this Article V(B)(2)(a)(7)) of the outstanding shares of Series A Preferred Stock held by the Series A Holders on a pro rata basis, upon written notice as described under Article V(B)(2)(a)(1) hereof for an amount per share equal to the Redemption Price that shall be paid in cash, subject to the satisfaction, or waiver by the Corporation, of any conditions precedent (including, but not limited to, the consummation of a financing transaction), on the Redemption Date set forth in the notice required under Article V(B)(2)(a)(1) hereof. Any redemption pursuant to this Article V(B)(2)(a)(7) shall be made pursuant to the provisions of Sections 2(a)(1) through 2(a)(5) hereof and, may, for the avoidance of doubt, at the Corporation’s option, be subject to one or more conditions precedent (which may be waived by the Corporation in its sole discretion). For the avoidance of doubt, any redemption pursuant to this Article V(B)(2)(a)(7) shall occur without suffering or supporting any prepayment fee or penalty.

(b) No redemption of Shares other than shares of Series A Preferred Stock shall be carried out if the rights attached to the Series A Preferred Shares hereunder have not been complied with by the Corporation, other than for redemption of Shares pursuant to equity incentive agreements with employees up to a maximum amount of 32,000,000 Shares.

(c) For so long as shares of Series A Preferred Stock are issued and outstanding, no Preferred Stock ranking pari passu or senior to the Series A Preferred Stock shall be issued by the Corporation other than additional shares of Series A Preferred Stock or other Shares issued with the consent of a majority of holders of the outstanding shares of Series A Preferred Stock.

(d) Where shares of Series A Preferred Stock are issued and outstanding, each share of Series A Preferred Stock is entitled to a preferred annual cumulative dividend amounting to 6.5% (the “Regular Dividend Rate”) of its Stated Value (the “Preferential Dividend”). The Preferential Dividend shall be paid each year within three business days following the holding of the annual meeting of stockholders provided for under Article II of the Bylaws of the Corporation (each, a “Preferential Dividend Payment Date”). On each Preferential Dividend Payment Date, 40% of the Preferential Dividend for such year (or 50% of the Preferential Dividend for such year if the Corporation paid a dividend on shares of Common Stock during the period since the last Preferential Dividend Payment Date) shall be paid in cash and the remainder of the Preferential Dividend shall be paid in kind, unless the Corporation elects to pay any additional portion of the Preferential Dividend in cash; provided that, (x) the Corporation shall not be required to pay any portion of such annual Preferential Dividends in cash on a Preferential Dividend Payment Date to the extent that the Corporation or its subsidiaries are prohibited from paying such portion of the annual Preferential Dividend in cash under either (i) that certain senior credit facility agreement to which the Corporation and/or certain of its subsidiaries is a party (as it may be amended and/or restated from time to time, the “Senior Credit Agreement”) or (ii) that certain senior secured notes indenture to which the Corporation and/or certain of its affiliates is a party (the “Secured Notes”), and (y) in the event that the Corporation or its subsidiaries are so prohibited from paying all or a portion of such Preferential Dividends in cash as described in the foregoing clause (x), the Corporation shall pay the maximum amount not prohibited by the Senior Credit Agreement or the Secured Notes in cash. If the Corporation fails to pay any portion of the cash portion of the Preferential Dividend for any reason in a given year by the Preferential Dividend Payment Date (including due to clause (x) of the immediately preceding sentence), then (i) the Preferential Dividend rate for such year (i.e., the year in which the Corporation fails to pay any portion of the cash portion of the Preferential Dividend Payment), but not necessarily the subsequent year, will increase to the interest rate being paid (whether default or not) at such time under the Senior Credit Agreement, plus 5% (the “Increased Dividend Rate”) and (ii) the Preferential Dividend Rate for the following year will be reset at the Regular Dividend Rate and will be subject to increase to the Increased Dividend Rate for such year (but not necessarily the subsequent year) if the Corporation fails to pay any portion of the cash portion of the Preferential Dividend Payment by the Preferential Dividend Payment Date for such year.

(e) As long as shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not, and shall ensure that its subsidiaries do not, (a) enter into a credit agreement or (b) amend the Senior Credit Agreement, in each case, in a manner that would adversely affect the redemption rights of the Series A Preferred Stock by extending the maturity date under such credit facility beyond the Maturity Date or increase the restrictions on the Corporation’s ability to pay the cash portion of Preferential Dividends without the consent of holders owning a majority of the outstanding shares of Series A Preferred Stock. If, in any year, the Corporation fails to make any portion of the cash portion of any Preferential Dividend by the Preferential Dividend Payment Date, then, during the following year, the Corporation may not, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, pay a cash dividend on the Common Stock until such time as the Corporation has paid the cash portion of the Preferential Dividend Payment for such following year (which cash portion of the Preferential Dividend Payment may be paid by the Corporation in advance of the Preferential

Dividend Payment Date for, and at any time during, such following year); for the avoidance of doubt, the restrictions set forth in this sentence shall not apply to any non-pro rata purchase, repurchase, or redemption of any equity securities of the Corporation or any of its subsidiaries. As long as shares of Series A Preferred Stock are issued and outstanding, during the occurrence and continuance of a default by the Corporation to pay any Preferential Dividend (for the avoidance of doubt, the payment of any cash portion of the Preferential Dividend in kind in accordance with the terms of this Certificate shall not constitute a default by the Corporation), the approval of holders owning a majority of the outstanding shares of Series A Preferred Stock shall be required (i) for the declaration of dividends to the benefit of all other classes or series of Shares issued and outstanding and (ii) for the purchase, repurchase, or redemption of any equity securities of the Corporation or any of its subsidiaries (other than pursuant to equity incentive agreements with employees).

(f) Shares of Series A Preferred Stock are not entitled to vote on any matter, save for the matters provided for by the DGCL and in this Certificate. Shares of Series A Preferred Stock, being non-voting Shares, shall not be included for the calculation of the quorum and majority at each meeting of stockholders, save for the matters provided for by the DGCL and in this Certificate.

(g) The rights, powers, preferences (or the qualifications, limitations, or restrictions thereof), or other terms of the Series A Preferred Stock pursuant to this Certificate shall not be amended in a manner adverse to the Series A Preferred Stock without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

(h) In the event of any liquidation or winding up of the Corporation, after payment of all the debts of and charges against the Corporation and of the expenses of such liquidation or winding up, the holders of Series A Preferred Stock, if any, shall be entitled to a preferential right to repayment of the then-current Stated Value of the shares of Series A Preferred Stock, plus any accrued but unpaid Preferential Dividends, before any payment is made to the holders of Common Stock.

(i) For purposes of this Article V(B)(2), the following terms shall have the following meanings:

(1) “Person” means any individual, corporation, partnership, joint venture, association, company, joint-stock company, trust, unincorporated organization, limited liability company (or series thereof), or governmental agency or political subdivision thereof or any other entity.

(2) “Redemption Date” means:

(i) in respect of any redemption pursuant to Article V(B)(2)(a)(6), the Maturity Date; and

(ii) in respect of any redemption pursuant to Article V(B)(2)(a)(7), the date set by the Corporation as the date on which such redemption shall occur and subject to extension until the satisfaction, or waiver by the Corporation, of any conditions precedent.

(3) “Redemption Price” means, with respect to any share of Series A Preferred Stock at any Redemption Date, an amount equal to the sum of (A) the then-current Stated Value of such Series A Preferred Stock being redeemed as of such Redemption Date and (B) all accrued and unpaid Preferential Dividends on such Series A Preferred Stock from, and including, the last Preferential Dividend Payment Date to, but excluding, the Redemption Date.

(4) “Series A Holder” means, as of a particular time, any Person that, as of such time, is the holder of record of at least one share of the Series A Preferred Stock.

(5) “Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred Stock, the sum of (a) $11.4810281, plus (b) all Preferential Dividends thereon compounded in accordance with Article V(B)(2)(d) as of the immediately preceding Preferential Dividend Payment Date.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The Board of Directors shall be composed of not less than three members (the “directors”), who need not be stockholders of the Corporation. The directors shall each serve for a term of one year. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares that are entitled to vote on such matter.

D. Subject to the rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of this Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Article VI.B above, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification, or removal of such additional directors, shall forthwith terminate (in which case, each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of Shares required by applicable law or by this Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment, or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the votes validly cast in relation to such matter by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice, and without a vote, to the extent expressly so provided by this Certificate or the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees, and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit, or proceeding brought on behalf of the Corporation, (ii) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit, or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Certificate (as either may be amended from time to time) or (iv) any action, suit, or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article X shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, no provision in this Certificate may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith or herewith adopted, without the affirmative vote of at least two-thirds of the votes validly cast in relation to such matter by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIII

The incorporator of the Corporation is Noriko Yokozuka, whose mailing address is 8000 Maryland Ave. Suite 350, Clayton, MO 63105.

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This Certificate of Incorporation shall be effective on November 20, 2024 at 12:30 p.m. Eastern Time.

[Signature Page Follows]

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is such person’s act and deed on this the 20th day of November, 2024.

/s/ Noriko Yokozuka
Name: Noriko Yokozuka
Incorporator

[Perimeter Solutions, Inc. – Certificate of Incorporation]